Exhibit 10.32

TDS TELECOMMUNICATIONS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PROGRAM

20       Election Form

Executive’s Name (please print)

Election to Participate

(please check one)

☐ I choose to participate in the TDS Telecommunications Corporation Executive Deferred Compensation Program (the “Plan”) for calendar year 20    .

☐ I choose not to participate in the TDS Telecommunications Corporation Executive Deferred Compensation Program (the “Plan”) for calendar year 20    .

Deferral of Gross Compensation

On each issuance of my payroll check for services to be performed in calendar year 20     and on each issuance of a check in full or partial payment of my bonus and commission, if any, for services to be performed in calendar year 20    , I elect to have TDS Telecommunications Corporation deduct an amount equivalent to            percent of my base salary, bonus and commission for the pay period which will be credited to my Post-2004 Deferred Compensation Account under the Plan as of the date of such scheduled payment.  The first deduction will occur on my bi-weekly payroll check dated January      , 20    .

Acknowledgement of Executive

I acknowledge and agree that the elections set forth herein to defer my base salary, bonus and commission for calendar year 20     are irrevocable and, except in the event of any withdrawal under the Plan (or under any other elective account balance plan maintained by TDS Telecommunications or its affiliates) due to my unforeseeable emergency (as defined in the Plan), shall be in effect for the entire calendar year.

I acknowledge that I previously filed an election under the Plan regarding the date and form of payment of my Post-2004 Deferred Compensation Account.  I understand that the Internal Revenue Code significantly restricts my ability to change my elections regarding the date and form of payment of my Post-2004 Deferred Compensation Account.  I generally will not be allowed to elect to accelerate the payment of my Post-2004 Deferred Compensation Account.  I may elect to delay the payment of my Post-2004 Deferred Compensation Account or change the form of payment only if (i) such election is made at least 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount is scheduled to be paid) and (ii) except in the event of my death, disability or unforeseeable emergency, the payment subject to such election is deferred for a period of at least 5 years from the date such payment otherwise would have been made (or, in the case of installment payments, 5 years from the date the first amount is scheduled to be paid).

I acknowledge and agree that my election set forth herein is subject to the terms and conditions of the Plan, as it may be amended from time to time, including any amendment necessary to satisfy any requirements of Section 409A of the Internal Revenue Code.

Executive’s Signature	Date

YOUR COMPLETED ELECTION FORM MUST BE RECEIVED NO LATER THAN DECEMBER       , 20     TO BE EFFECTIVE.  PLEASE RETURN THIS COMPLETED ELECTION FORM TO                                     .